Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rudolph Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-92443, 333-104349, 333-129774, 333-132283, 333-149705 and 333-163240) on Form S-8 of Rudolph Technologies, Inc. of our report dated March 3, 2008, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Rudolph Technologies, Inc. and subsidiaries for the year ended December 31, 2007, and the related consolidated financial statement schedule.

/s/  KPMG LLP

Short Hills, New Jersey
March 5, 2010